Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Third Quarter 2020 Results

•Diluted EPS of $0.45 per share; adjusted diluted EPS(1) totaled $0.57 per share, excluding the impact of charges related to branch consolidations, office space reductions and staffing model adjustments
•Tangible book value per share(1) increased to $18.70 at September 30, 2020 from $18.03 at June 30, 2020 and $16.53 at March 31, 2020
•Announced the consolidation of six branch locations, exit from three loan production offices and staffing model adjustments, expected to save approximately $4 million annually; one-time charge of $1.6 million in the third quarter of 2020, including $1.3 million related to branch consolidations
•Small Business Administration Paycheck Protection Program ("SBA PPP") portfolio averaged $456 million in the quarter ended September 30, 2020; $9.5 million of unearned net processing fees at September 30, 2020
•Net interest margin resilient at 3.24% versus 3.37% in the previous quarter with mild average quarterly earning asset growth primarily from SBA PPP loans
•Mortgage banking income strong at $2.0 million in the quarter ended September 30, 2020 as compared to $1.6 million in the quarter ended June 30, 2020 and $0.3 million in the quarter ended March 31, 2020.
•Commercial loan growth, excluding SBA PPP loans, totaled 2.5% annualized; total gross loans, excluding SBA PPP loans, declined by 5.6% annualized due to high payoffs in the residential mortgage portfolio
•COVID-19 related loan deferrals fell from $239.3 million at June 30, 2020 to $78.4 million at September 30, 2020
•Asset quality metrics remain solid with non-performing loans to non-SBA loans of 0.51% at September 30, 2020 versus 0.47% at June 30, 2020; net recoveries in the three months ended September 30, 2020 totaling $8 thousand versus $0.2 million in net charge-offs in the three months ended June 30, 2020. Provision for loan losses at $2.2 million; COVID-19 qualitative reserves increased to $2.8 million at September 30, 2020 from $0.8 million at June 30, 2020
•Allowance to non-SBA loans of 1.3% at September 30, 2020 as compared to 1.1% at June 30, 2020; allowance plus purchase accounting marks to unguaranteed loans(1) of 1.9% at September 30, 2020
•Noninterest expenses totaled $19.3 million for the three months ended September 30, 2020; noninterest expenses excluding branch consolidation expenses, space reduction expenses and staffing model adjustments totaled $17.7 million
•Continued efforts to assist clients, employees and communities affected by COVID-19
•The Board of Directors declared a cash dividend of $0.17 per common share, payable November 9, 2020, to shareholders of record as of November 2, 2020, consistent with the dividend declared in the previous quarter

SHIPPENSBURG, PA (October 20, 2020) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended September 30, 2020. Net income totaled $5.0 million for the third quarter of 2020, compared with $6.4 million for the second quarter of 2020 and $6.9 million in the third quarter of 2019. Diluted earnings per share totaled $0.45 for the three months ended September 30, 2020, compared with $0.58 in the three months ended June 30, 2020 and $0.62 in the three months ended September 30, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “Through the combination of geographic diversity, top-notch talent and our employee’s dedication to clients, Company, and coworkers we were able to drive strong operating results in the quarter. We participated in the SBA PPP in a substantial way, which is benefiting our shareholders through higher earnings in the near-term and allowing the Company to expand its client base for the long-term. We originated nearly 3,200 PPP loans, with more than half to clients who are new to the Bank. Orrstown strives to migrate client relationships newly gained in the PPP process to full-banking relationships. Market conditions for high quality loans have become more aggressive, and we remain committed to maintaining our risk-reward discipline through the underwriting standards the Company developed in the wake of the Great Recession. Additionally, aided by low interest rates we continued with a brisk pace in mortgage banking in the quarter.”
(1) Non-GAAP measure. See Appendix B for additional information.

Mr. Quinn continued, “We continue to focus on the changing outlook for the economy, the banking industry, and Orrstown. In the third quarter, we announced the consolidation of six branches, exit from three loan production offices, reduction in back-office real estate and staffing model adjustments. These changes are consistent with evolving client preferences for the digital delivery of products and services. Furthermore, the associated expense reductions proactively prepare for a challenging operating environment in 2021, which forecasts a lower net interest margin due to historically low interest rates and anticipated higher credit related costs. Orrstown made significant investments in technology in recent years, which enabled this adjustment to our branch footprint and staffing model. We will continue to invest in the future direction of the Company which best positions us to meet the needs of our clients.”

Orrstown has implemented the following steps to mitigate the potential spread of COVID-19 and help our clients during this challenging time:

•Performing branch transactions via drive-thru lanes or scheduled appointments at branch locations. On September 28, 2020, we welcomed clients back into branch lobbies at our Maryland locations, although our Pennsylvania branches remain closed for lobby traffic
•Waived Orrstown fees on all foreign ATM transactions from March 18, 2020 through June 1, 2020 to encourage and support the use of this key delivery channel
•Waived late fees on all loan payments for 60 days through May 31, 2020 to assist those whose employment status and income may have been negatively impacted by the virus
•Designated a select group of loan specialists to work with clients needing special assistance or guidance
•Implemented strategic efforts to effectively operate most of the core operations of the Company in a remote work environment
•Maintaining enhanced staffing levels at our Client Service Center to manage and support our increased call volume
•Instituted extensive preventative measures for workplace health and safety
•Continuing to educate clients and consumers on the various assistance programs available to them through the SBA, as well as other federal and state government resources
•Conducted virtual, interactive webinars with lending clients in order to educate and support them on the Paycheck Protection process, including loan forgiveness
•Partnered with the American Bankers Association to execute their Banks Never Ask That campaign, aimed at educating clients and consumers on how to protect their privacy and money, especially during the pandemic as reports warn of heightened scam and fraud attempts

Loss Mitigation Efforts / Loan Concentration

Management has continued numerous proactive efforts to prepare for the difficult economic environment, including quarterly contact with commercial loan clients having $1.0 million or more in exposure and many with lower exposure, initiating a loan payment deferral program for consumer and business clients of up to six months, actively participating in the SBA PPP program, recently enrolling in the Federal Reserve Bank’s Main Street Lending program, performing stress testing of higher risk concentrations in the loan portfolio and implementing tighter underwriting for new loans. Currently, with government stimulus programs adding support to the economy and the benefits of limited re-opening of businesses in our markets, the Bank has not experienced a material increase in loan delinquencies or a negative impact to charge-off trends. We remain cautious regarding the economic impact of COVID-19 on our consumer and business borrowers in future quarters as the impact of federal stimulus wanes.

Due to continuing uncertainty in the external environment, management increased the qualitative factor designated for the impact of COVID-19, which resulted in the recording of a $2.2 million provision for loan losses in the three months ended September 30, 2020. As of September 30, 2020, the Bank had active COVID-19 related deferred loans totaling $78.4 million, or 5.0% of its total loan portfolio, excluding PPP loans. This compared to $239.3 million in active COVID-19 deferrals, or 15.1% of total loans, excluding PPP loans, at June 30, 2020. However, as stimulus plans come to an end and reopening plans continue to yield mixed results in our primary markets, we remain cautious with regard to our future credit outlook.

The Bank is also actively consulting with clients that applied for and received SBA PPP loans. At September 30, 2020, the Bank had $467.7 million of such loans. These loans may be forgiven if the borrower satisfies certain specified criteria. The Bank has begun to process applications received from borrowers requesting such forgiveness. The Bank is working on implementing the SBA’s recently announced, streamlined forgiveness approval process on PPP loans of $50,000 and under, which is anticipated to make the forgiveness process easier for both borrowers and lenders. PPP loans of $50,000 and under make up the majority of the number of the Bank’s PPP loans, but a relatively small amount of the PPP loan balances.

The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations and significant client participation in the SBA PPP should help offset potential future losses. Due to the current economic environment, charge-offs may increase in the coming quarters, but more time is needed to fully understand the magnitude and length of the economic downturn and its impact on our loan portfolio.

The following table summarizes COVID-19 related modifications, including deferrals and forbearances:

Loan Type	Amount of Loans		Percent of Non-PPP Loans
	September 30, 2020	June 30, 2020	September 30, 2020	June 30, 2020
Commercial	$61,597	$218,060	5.6%	20.0%
Consumer Portfolio Loans	16,845	21,209	3.6	4.2
Total Loans	$78,442	$239,269	5.0%	15.1%

The following table summarizes COVID-19 related deferral balances within certain industry segments at September 30, 2020:

Industry Segment	Balance	% of Total non-PPP Loans	$ Non-PPP Segment Total	% of non-PPP Segment
Hotel/Motel	$22,288	1.4%	$48,559	45.9%
Restaurant/Bar	7,229	0.5	31,817	22.7
Multi-Family CRE	16,613	1.1	110,417	15.1
Strip Center/Retail	—	—	51,402	—
Senior Housing	—	—	42,508	—

DISCUSSION OF RESULTS

Balance Sheet

Loans

Net loans decreased by $13.7 million, or 3% annualized, to $2.0 billion at September 30, 2020 compared to $2.0 billion at June 30, 2020 due primarily to payoffs in the residential mortgage portfolio, partially offset by mild growth in SBA PPP loans of $10.9 million and $6.9 million of commercial loan growth, excluding SBA. SBA PPP loans are expected to start paying off in the fourth quarter as clients begin to achieve forgiveness. It is currently anticipated that forgiveness will be spread over the next three quarters, but this is subject to SBA program changes and/or Congressional action. Runoff of the mortgage loan portfolio continued to be high in the third quarter of 2020 due to significant refinance activity as mortgage loans fell by $22.6 million, or 31% annualized, from June 30, 2020. Consumer loans fell by $6.7 million to $198.2 million, or 13% annualized, from June 30, 2020 to September 30, 2020, due primarily to considerable refinance activity of home equity loans. The Bank has begun to see increased commercial and small business loan demand although it has not reached levels previously experienced before the outbreak of the pandemic. Additionally, competition for loans has reached a point where the Bank is unwilling to participate in certain deals that do not meet its risk appetite.

Deposits

Deposits grew by $27.8 million, or 4.9% annualized, to $2.3 billion from June 30, 2020 to September 30, 2020. This growth followed the significant second quarter growth of $354.4 million due to SBA PPP activity. The mix of deposits continues to improve with $26 million of CD portfolio runoff primarily from the acquired deposits of Hamilton Bank. Interest-bearing DDA balances rose by $47 million due to positive seasonality in the government deposit portfolio. Non-interest DDAs fell as clients began to optimize their balance sheets, causing a $27 million reduction from the previous quarter. Savings and money market balances rose by $34 million as demand for liquidity products remains elevated in this period of low interest rates and elevated economic uncertainty.

Other

Borrowings fell by $25.7 million to $232.7 million from June 30, 2020 to September 30, 2020. As of September 30, 2020, the Bank had borrowed $70.9 million through the Federal Reserve SBA PPP lending facility. The Bank can borrow through this facility using closed PPP loans as collateral with a cost of funds of 0.35%. Outstanding borrowing balances on this facility reduce the capital impact of the loans on the leverage ratio. The Bank paid off these borrowings in the fourth quarter of 2020. FHLB short-term borrowings will be used in anticipation of the SBA PPP loan payoffs.

Investments fell by $9.3 million from June 30, 2020 to $490.9 million at September 30, 2020. As the investment portfolio has relatively low call risk, prepayments have remained manageable. Approximately 58% of the portfolio is variable rate, thus the portfolio yield has fallen to 2.14% for the three months ended September 30, 2020 as compared to 2.71% for the three months ended June 30, 2020 and 3.05% in the three months ended March 31, 2020. There were no purchases during the three months ended September 30, 2020, while payments and maturities totaled $9.7 million. The Bank intends to reduce its investment balance as loan growth provides the best reinvestment option. During the nine months ended September 30, 2020, there were no other-than-temporary impairment charges or other material changes to the quality of the investment portfolio. See Appendix C for a summary of the current investment portfolio that highlights the concentrations, quality and credit enhancement levels for the portfolio.

Income Statement

Net Interest Income and Margin

Net interest income was stable at $20.8 million as average earning assets rose by $60.9 million to $2.8 billion during the three months ended September 30, 2020 as compared to the three months ended June 30, 2020. The net interest margin fell 13 basis points to 3.24% for the three months ended September 30, 2020 from 3.37% for the three months ended June 30, 2020. The total deposit cost of funds fell another 16 basis points to 0.44% for the third quarter of 2020 which followed a reduction of 33 basis points in the second quarter of 2020. Further reductions in deposit costs are expected to occur as CDs reprice lower and additional reductions in non-maturity deposit portfolios occur. The Bank is in the later stages of deposit repricing and the cost of funds is expected to bottom in the first half of next year. Retention of SBA PPP client deposit balances along with improvements in commercial client deposit penetration are a focus for the coming quarters.

SBA PPP loans had an average outstanding balance of $456 million and yielded 3.1% in the three months ended September 30, 2020. As of September 30, 2020, 30% of the total $13.5 million in net deferred SBA PPP fees have been earned. The remaining fees are expected to be earned in the coming quarters upon SBA forgiveness of the loans. SBA PPP loans caused net interest margin compression of approximately 12 basis points in the third and second quarters of 2020.

The Bank continues to focus its efforts on balance sheet mix optimization given the outlook for an extended period of low interest rates. With the 70% increase in experienced relationship commercial bankers in 2019, growth in commercial loans continues to be a focus, together with long-term reductions in investment securities and on balance sheet mortgage loans. Depending on market opportunities in 2021, the Bank may consider putting some mortgages onto the balance sheet. Accretion income on acquired loans continues to help support the margin and should provide additional income in the coming quarters. As the acquired portfolio pays down, this income will fall and is expected to be partially replaced with higher margin commercial relationship loans. Given the significant drop in market interest rates, loans are currently being originated at lower rates than those that are running off. As such, there should be reductions in the loan yields over time.

In summary, with deposit portfolios approaching the end of their repricing cycle, maturing loans being replaced with lower rate loans, and an eventual decline in accretion income, the margin is expected to see continued headwinds into 2021. While SBA PPP loans will compress the margin in the near term, the margin should be enhanced upon forgiveness ($9.5 million of processing fees are unearned and is expected to flow through interest income over the next few quarters, provided that borrowers achieve SBA forgiveness of the loans). Since SBA forgiveness is not certain and the timing of forgiveness may be delayed, the SBA income recognition could be uneven and cause a spike in the margin. The Bank is positioned for higher rates and the net interest margin would increase in a higher rate scenario. However, if rates remain low, rate-sensitive fees such as mortgage banking income, prepayment penalties and interest rate swap fees will remain elevated, which will help to offset margin pressure. Growing these rate-sensitive fee-based businesses continues to be an emphasis of the Bank.

Provision for loan losses

The allowance for loan losses totaled $19.7 million at September 30, 2020, compared with $17.5 million at June 30, 2020. Total classified loans increased by $3.0 million, or 9%, to $36.4 million from June 30, 2020 to September 30, 2020. The provision for loan losses totaled $2.2 million in the third quarter of 2020, $1.9 million in the second quarter of 2020 and $0.9 million in the first quarter of 2020.

The Bank continues to maintain solid asset quality metrics with net recoveries of $8 thousand in the third quarter of 2020 as compared to net charge offs of $0.2 million in the second quarter of 2020 and net recoveries of $0.2 million in the first quarter of 2020. Nonperforming loans increased by $0.5 million from June 30, 2020 to September 30, 2020 to $7.9 million, and totaled 0.39% of loans at September 30, 2020, compared with 0.36% of loans at June 30, 2020. The allowance for loan losses to nonperforming loans ratio was 250% at September 30, 2020. We believe the allowance for loan losses to be adequate based on current asset quality metrics; however, deterioration in the loan portfolio could occur, requiring additional provisioning, if unemployment remains elevated or due to other economic factors caused by lower business activity as a result of the COVID-19 pandemic.

Noninterest Income

Noninterest income remained strong at $6.9 million in the quarter ended September 30, 2020 compared with $7.2 million in the quarter ended June 30, 2020 and $7.1 million in the quarter ended March 31, 2020.

Total wealth management income for the quarter ended September 30, 2020 was $2.5 million, as compared to $2.3 million for the quarter ended June 30, 2020. The improvement is due to recovery in equity values in the third quarter, although total wealth management income was less than the third quarter of 2019. Looking ahead, potential exists for market share increases for the Bank's wealth management offerings in expansion markets and is a focus in 2021 and beyond.

Service charge and interchange income totaled $1.8 million in the three months ended September 30, 2020 versus $1.5 million and $1.8 million in the three months ended June 30, 2020 and March 31, 2020, respectively. Interchange revenue is now exceeding pre-COVID-19 levels as clients are using debit cards more as opposed to other payment types. The Bank also waived some fees during the early stages of the pandemic to assist our clients, which reduced service charge fees in the second quarter of 2020. As most of these waivers have been discontinued, the fees are expected to return to pre-COVID-19 levels late in 2020. All of these historically stable sources of fee revenue should grow over time as we add new retail clients and commercial businesses. Growth in these sources continues to be an area of opportunity and focus in future years specifically in the card-based interchange revenue category.

Mortgage banking continued to be strong as mortgage rates remained low during the quarter, triggering significant refinance activity. Mortgage banking income for the three months ended September 30, 2020 increased to $2.0 million versus $1.6 million in the previous quarter and $0.3 million in the quarter ended March 31, 2020. Mortgage loans sold in the third quarter of 2020 totaled $72.8 million compared with $50 million in the second quarter of 2020 and $22.2 million in the first quarter of 2020. The pipeline remains strong with locked loans of $33.6 million at September 30, 2020. The Bank records gains on closed and locked loans. In the three months ended September 30, 2020, June 30, 2020 and March 31, 2020 impairment charges of $0.2 million, $0.3 million and $0.5 million, respectively, were recognized on the Bank's mortgage servicing rights asset due to falling interest rates.

Loan swap fees totaled $0.1 million in the third quarter of 2020, down from $0.2 million in the second and first quarters of 2020. These fees for interest rate hedge referral income are related to commercial real estate lending. Markets continue to be somewhat unsettled, which has prevented many deals with interest rate swaps from closing, although some deals remain in the pipeline for 2020 and an opportunity for growth exists in 2021.

Noninterest Expenses

Noninterest expenses totaled $19.3 million in the third quarter of 2020 compared with $18.4 million in the second quarter of 2020. In the third quarter of 2020, the Bank announced the consolidation of six branch locations, exit from three loan production officers and some staffing model adjustments. The Bank recorded $1.4 million in expenses related to this activity and expects to generate $4 million of operating expense savings annually. Additionally, the Company previously announced the sale of excess office space and the closure of its small registered investment advisory business in the third quarter of 2020. During the three months ended September 30, 2020 and June 30, 2020, the Bank incurred charges of $0.2 million and $0.8 million, respectively, related to this activity. Excluding these items from non-interest expense, normalized expenses totaled $17.7 million in the three months ended September 30, 2020 and $17.6 million in the three months ended June 30, 2020.

Salaries and employee benefits totaled $10.7 million in the third quarter of 2020 as compared with $10.0 million in the second quarter of 2020. As expected, health care expenses normalized in the third quarter of 2020, attributing to most of the increase. Severance charges incurred in the third quarter related to the staffing model adjustments totaled $0.1 million.

Merger related and branch consolidation costs increased by $1.3 million in the third quarter of 2020 due to costs associated with the branch consolidations and exit of excess office space. Controllable expenses continue to be managed lower due to the economic environment. Advertising and promotion expense totaled $0.2 million for the second consecutive quarter, while professional fees fell by $0.4 million to $0.6 million in the quarter ended September 30, 2020 as legal expenses moderated and consulting engagements declined.

Other expenses totaled $2.0 million in the three months ended September 30, 2020 which is down from an elevated $3.0 million in the second quarter of 2020. Second quarter expenses included $0.8 million of charges related to the sale of excess office space and the closure of our registered investment advisory business.

Income Taxes

The Company's effective tax rate for the third quarter of 2020 was 19.9% compared with 17.0% for the second quarter of 2020 and generally reflected an increased profitability estimate for the year. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits.

Capital

Shareholders’ equity totaled $232.8 million at September 30, 2020, an increase of $7.2 million from $225.6 million at June 30, 2020. The increase was primarily attributable to net income recorded in the three months ended September 30, 2020 and a decrease in accumulated other comprehensive loss from changes in net unrealized gains and losses in securities available for sale which increased by $3.7 million from June 30, 2020 to September 30, 2020. The Company's tangible common equity ratio rose from 7.3% at June 30, 2020 to 7.7% at September 30, 2020 and the Company's Tier 1 leverage ratio increased from 8.3% at June 30, 2020 to 8.5% at September 30, 2020. The Company's total risk-based capital ratio increased from 14.5% at June 30, 2020 to 15.0% at September 30, 2020. Based upon conversations with SBA PPP borrowers regarding their eligibility for loan forgiveness and guidance issued by the SBA, it is anticipated that most of the SBA PPP loans will achieve loan forgiveness by the first half of next year. During this time, the Bank expects to generate approximately $7.8 million of additional retained earnings from its SBA PPP lending efforts. After the SBA PPP loans exit the balance sheet and the Bank records the net income, capital ratios are expected to increase, all other inputs remaining static. While the leverage ratio has temporarily declined from December 31, 2019, the risk-based capital ratios are not impacted by SBA PPP loan growth due to their 0% regulatory capital risk weighting. The Company continues to believe that capital is adequate at this time to support the risks inherent in the balance sheet.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

Profitability for the period:
Net interest income	$20,818	$18,078	$59,878	$51,353
Provision for loan losses	2,200	300	5,025	900
Noninterest income	6,861	8,603	21,128	21,512
Noninterest expenses	19,265	18,140	56,000	57,593
Income before income taxes	6,214	8,241	19,981	14,372
Income tax expense	1,237	1,340	3,577	1,682
Net income available to common shareholders	$4,977	$6,901	$16,404	$12,690

Financial ratios:
Return on average assets (1)	0.72%	1.15%	0.84%	0.77%
Return on average equity (1)	8.67%	12.37%	9.80%	8.47%
Net interest margin (1)	3.24%	3.27%	3.34%	3.43%
Efficiency ratio	69.6%	68.0%	69.1%	79.0%
Income per common share:
Basic	$0.45	$0.63	$1.50	$1.25
Diluted	$0.45	$0.62	$1.49	$1.23

Average equity to average assets	8.29%	9.25%	8.55%	9.14%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	September 30,	December 31,
	2020	2019
At period-end:
Total assets	$2,781,667	$2,383,274
Total deposits	2,279,483	1,875,522
Loans, net of allowance for loan losses	2,010,145	1,629,675
Loans held-for-sale, at fair value	12,804	9,364
Securities available for sale	478,288	490,885
Borrowings	200,818	217,936
Subordinated notes	31,889	31,847
Shareholders' equity	232,847	223,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	0.97%	0.89%
Total nonaccrual loans to total loans	0.39%	0.65%
Nonperforming assets to total assets	0.28%	0.46%
Allowance for loan losses to nonaccrual loans	250%	138%
Total risk-based capital:
Orrstown Financial Services, Inc.	14.9%	14.1%
Orrstown Bank	14.2%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	11.9%	11.3%
Orrstown Bank	13.0%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	11.9%	11.3%
Orrstown Bank	13.0%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	7.8%	8.6%
Orrstown Bank	8.5%	9.4%

Book value per common share	$20.78	$19.93

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	September 30, 2020	December 31, 2019
Assets
Cash and due from banks	$26,854	$25,969
Interest-bearing deposits with banks	60,453	29,994
Cash and cash equivalents	87,307	55,963
Restricted investments in bank stocks	12,646	16,184
Securities available for sale (amortized cost of $478,476 and $491,492 at September 30, 2020 and December 31, 2019, respectively)	478,288	490,885
Loans held for sale, at fair value	12,804	9,364
Loans	2,029,870	1,644,330
Less: Allowance for loan losses	(19,725)	(14,655)
Net loans	2,010,145	1,629,675
Premises and equipment, net	35,476	37,524
Cash surrender value of life insurance	68,446	63,613
Goodwill	18,724	19,925
Other intangible assets, net	5,803	7,180
Accrued interest receivable	8,812	6,040
Other assets	43,216	46,921
Total assets	$2,781,667	$2,383,274
Liabilities
Deposits:
Noninterest-bearing	$409,051	$249,450
Interest-bearing	1,870,432	1,626,072
Total deposits	2,279,483	1,875,522
Securities sold under agreements to repurchase	17,445	8,269
FHLB Advances and other	183,373	209,667
Subordinated notes	31,889	31,847
Accrued interest and other liabilities	36,630	34,720
Total liabilities	2,548,820	2,160,025
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,257,046 shares issued and 11,203,512 outstanding at September 30, 2020; 11,220,604 shares issued and 11,199,874 outstanding at December 31, 2019	586	584
Additional paid—in capital	188,588	188,365
Retained earnings	45,938	35,246
Accumulated other comprehensive loss	(1,455)	(480)
Treasury stock— 53,534 and 20,730 shares, at cost at September 30, 2020 and December 31, 2019, respectively	(810)	(466)
Total shareholders’ equity	232,847	223,249
Total liabilities and shareholders’ equity	$2,781,667	$2,383,274

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
Interest income
Loans	$21,645	$20,178	$63,605	$54,987
Investment securities - taxable	2,145	3,790	8,378	10,963
Investment securities - tax-exempt	417	309	1,121	1,783
Short-term investments	9	558	101	1,232
Total interest income	24,216	24,835	73,205	68,965
Interest expense
Deposits	2,483	5,795	10,147	14,402
Securities sold under agreements to repurchase	20	29	72	84
FHLB Advances and other	394	443	1,604	1,640
Subordinated notes	501	490	1,504	1,486
Total interest expense	3,398	6,757	13,327	17,612
Net interest income	20,818	18,078	59,878	51,353
Provision for loan losses	2,200	300	5,025	900
Net interest income after provision for loan losses	18,618	17,778	54,853	50,453
Noninterest income
Service charges	852	1,111	2,558	3,091
Interchange income	900	843	2,507	2,422
Loan swap referral fees	95	629	527	629
Wealth management income	2,464	2,546	7,118	7,203
Mortgage banking activities	1,985	623	3,926	1,743
Gains on sale of portfolio loans	—	—	2,803	—
Other income	578	523	1,733	1,693
Investment securities (losses) gains	(13)	2,328	(44)	4,731
Total noninterest income	6,861	8,603	21,128	21,512
Noninterest expenses
Salaries and employee benefits	10,695	10,489	32,352	28,088
Occupancy, furniture and equipment	2,434	2,385	7,049	6,615
Data processing, telephone, and communication	958	830	2,620	2,658
Advertising and bank promotions	197	279	1,153	1,348
FDIC insurance	230	(9)	491	397
Professional services	603	814	2,340	2,078
Taxes other than income	453	306	904	926
Intangible asset amortization	357	486	1,224	1,096
Merger related and branch consolidation expenses	1,310	471	1,310	7,976
Insurance claim (recovery) receivable write-off	—	—	(486)	615
Other operating expenses	2,028	2,089	7,043	5,796
Total noninterest expenses	19,265	18,140	56,000	57,593
Income before income tax expense	6,214	8,241	19,981	14,372
Income tax expense	1,237	1,340	3,577	1,682
Net income	$4,977	$6,901	$16,404	$12,690

Share information:
Basic earnings per share	$0.45	$0.63	$1.50	$1.25
Diluted earnings per share	$0.45	$0.62	$1.49	$1.23
Weighted average shares - basic	10,941	10,949	10,939	10,159
Weighted average shares - diluted	11,025	11,094	11,027	10,318

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	9/30/2020			06/30/20			03/31/20			12/31/19			9/30/2019
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$31,087	$9	0.12%	$27,949	$13	0.18%	$22,869	$80	1.41%	$21,396	$99	1.84%	$95,713	$558	2.31%
Securities (1)	496,107	2,673	2.14	493,847	3,327	2.71	500,987	3,797	3.05	504,571	3,919	3.08	496,981	4,180	3.34
Loans (1)(2)(3)	2,054,193	21,741	4.21	1,988,114	21,912	4.43	1,653,547	20,287	4.93	1,606,608	20,207	4.99	1,604,491	20,305	5.02
Total interest-earning assets	2,581,387	24,423	3.76	2,509,910	25,252	4.05	2,177,403	24,164	4.46	2,132,575	24,225	4.51	2,197,185	25,043	4.52
Other assets	190,119			200,684			188,400			191,585			193,946
Total	$2,771,506			$2,710,594			$2,365,803			$2,324,160			$2,391,131
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,213,208	939	0.31	$1,154,434	1,259	0.44	$972,486	1,903	0.79	$955,975	2,136	0.89	$954,824	2,206	0.92
Savings deposits	168,377	67	0.16	160,738	63	0.16	151,195	63	0.17	150,221	64	0.17	159,029	90	0.22
Time deposits (4)	432,438	1,477	1.36	462,664	1,988	1.73	503,364	2,388	1.91	551,789	2,708	1.95	651,250	3,499	2.13
Securities sold under agreements to repurchase	21,145	20	0.38	21,582	24	0.45	9,416	28	1.20	9,257	29	1.24	8,617	29	1.29
FHLB advances and other	219,567	394	0.71	175,336	388	0.89	187,408	822	1.76	119,632	649	2.15	76,404	443	2.31
Subordinated notes	31,881	501	6.28	31,867	502	6.33	31,853	501	6.33	31,839	501	6.23	31,826	490	6.10
Total interest-bearing liabilities	2,086,616	3,398	0.65	2,006,621	4,224	0.85	1,855,722	5,705	1.24	1,818,713	6,087	1.33	1,881,950	6,757	1.42
Noninterest-bearing demand deposits	417,939			452,253			250,163			247,107			252,211
Other	37,330			36,511			33,763			35,282			35,720
Total Liabilities	2,541,885			2,495,385			2,139,648			2,101,102			2,169,881
Shareholders' Equity	229,621			215,209			226,155			223,058			221,250
Total	$2,771,506			$2,710,594			$2,365,803			$2,324,160			$2,391,131
Taxable-equivalent net interest income / net interest spread		21,025	3.12%		21,028	3.20%		18,459	3.23%		18,138	3.18%		18,286	3.10%
Taxable-equivalent net interest margin			3.24%			3.37%			3.41%			3.37%			3.30%
Taxable-equivalent adjustment		(207)			(230)			(197)			(197)			(208)
Net interest income		$20,818			$20,798			$18,262			$17,941			$18,078
Ratio of average interest-earning assets to average interest-bearing liabilities			124%			117%			125%			117%			117%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.
(4) For the three months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $0.2 million and increased the cost of funds by 13 basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Nine Months Ended
	September 30, 2020			September 30, 2019
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$27,315	$101	0.49%	$70,020	$1,232	2.35%
Securities (1)	496,977	9,797	2.63	497,949	13,219	3.55
Loans (1)(2)(3)	1,899,186	63,940	4.50	1,454,468	55,360	5.09
Total interest-earning assets	2,423,478	73,838	4.07	2,022,437	69,811	4.62
Other assets	193,057			169,308
Total	$2,616,535			$2,191,745
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,113,740	4,100	0.49	$907,911	6,117	0.90
Savings deposits	160,133	194	0.16	144,825	232	0.21
Time deposits	466,032	5,853	1.68	539,385	8,053	2.00
Securities sold under agreements to repurchase	17,395	72	0.55	8,708	85	1.31
FHLB advances and other	194,197	1,604	1.10	98,451	1,640	2.23
Subordinated notes	31,867	1,504	6.29	31,843	1,486	6.24
Total interest-bearing liabilities	1,983,364	13,327	0.90	1,731,123	17,613	1.36
Noninterest-bearing demand deposits	373,614			230,056
Other	35,874			30,286
Total Liabilities	2,392,852			1,991,465
Shareholders' Equity	223,683			200,280
Total	$2,616,535			$2,191,745
Taxable-equivalent net interest income / net interest spread		60,511	3.17%		52,198	3.25%
Taxable-equivalent net interest margin			3.34%			3.45%
Taxable-equivalent adjustment		(633)			(845)
Net interest income		$59,878			$51,353
Ratio of average interest-earning assets to average interest-bearing liabilities			122%			117%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.
(4) For the nine months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $0.2 million, and increased the cost of funds by five basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Profitability for the quarter:
Net interest income	$20,818	$20,798	$18,262	$17,941	$18,078
Provision for loan losses	2,200	1,900	925	—	300
Noninterest income	6,861	7,193	7,074	7,028	8,603
Noninterest expenses	19,265	18,431	18,304	19,707	18,140
Income before income taxes	6,214	7,660	6,107	5,262	8,241
Income tax expense	1,237	1,301	1,039	1,028	1,340
Net income	$4,977	$6,359	$5,068	$4,234	$6,901

Financial ratios:
Return on average assets (1)	0.72%	0.94%	0.86%	0.72%	1.15%
Return on average equity (1)	8.67%	11.82%	8.96%	7.53%	12.37%
Net interest margin (1)	3.24%	3.37%	3.41%	3.37%	3.30%
Efficiency ratio	69.6%	65.8%	72.2%	78.9%	68.0%
Efficiency ratio, adjusted (2)	64.8%	65.9%	72.1%	75.0%	72.6%

Per share information :
Income per common share:
Basic	$0.45	$0.58	$0.46	$0.39	$0.63
Diluted	$0.45	$0.58	$0.46	$0.38	$0.62
Book value	$20.78	$20.13	$18.81	$19.93	$20.00
Tangible book value (3)	$18.70	$18.03	$16.53	$17.65	$17.67
Cash dividends paid	$0.17	$0.17	$0.17	$0.15	$0.15
Average basic shares	10,941	10,916	10,959	10,966	10,949
Average diluted shares	11,025	10,993	11,062	11,097	11,094
(1) Annualized.
(2) Efficiency ratio has been adjusted for merger related and branch consolidation expenses and investment securities (losses) gains.
(3) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Noninterest income:
Service charges	$852	$719	$987	$1,119	$1,111
Interchange income	900	819	788	859	843
Loan swap referral fees	95	232	200	568	629
Wealth management income	2,464	2,295	2,359	2,478	2,546
Mortgage banking activities	1,985	1,609	332	1,304	623
Other income	578	585	2,448	682	523
Investment securities (losses) gains	(13)	9	(40)	18	2,328
Total noninterest income	$6,861	$6,268	$7,074	$7,028	$8,603

Noninterest expenses:
Salaries and employee benefits	$10,695	$10,063	$11,594	$11,407	$10,489
Occupancy, furniture and equipment	2,434	2,326	2,289	2,433	2,385
Data processing, telephone, and communication	958	791	871	941	830
Advertising and bank promotions	197	167	789	619	279
FDIC insurance	230	214	47	(30)	(9)
Professional services	603	1,021	716	876	814
Taxes other than income	453	449	2	92	306
Intangible asset amortization	357	404	463	474	486
Merger related and branch consolidation expenses	1,310	—	—	988	471
Insurance claim receivable recovery	—	—	(486)	—	—
Other operating expenses	2,028	2,996	2,019	1,907	2,089
Total noninterest expenses	$19,265	$18,431	$18,304	$19,707	$18,140

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Balance Sheet at quarter end:
Cash and cash equivalents	$87,307	$52,290	$57,137	$56,462	$50,424
Restricted investments in bank stocks	12,646	16,256	15,823	16,184	11,399
Securities available for sale	478,288	483,936	479,599	490,386	481,619
Loans held for sale, at fair value	12,804	13,594	7,900	9,364	—
Loans held for sale, at cost	—	—	—	—	7,610
Loans:
Commercial real estate:
Owner occupied	166,623	164,442	168,586	170,884	171,327
Non-owner occupied	403,138	390,980	377,933	361,050	310,334
Multi-family	110,153	111,016	107,797	106,893	108,751
Non-owner occupied residential	111,958	116,531	118,773	120,038	120,395
Commercial and industrial	690,330	665,312	235,791	214,554	215,734
Total commercial loans	1,482,202	1,448,281	1,008,880	973,419	926,541
Acquisition and development:
1-4 family residential construction	9,627	7,966	13,037	15,865	12,257
Commercial and land development	37,850	50,220	49,348	41,538	38,494
Municipal	28,867	34,276	46,551	47,057	47,920
Residential mortgage:
First lien	273,149	295,736	324,766	336,372	353,811
Home equity – term	11,108	11,944	13,337	14,030	15,175
Home equity – lines of credit	158,106	160,842	165,375	165,314	159,930
Installment and other loans	28,961	32,052	35,654	50,735	38,977
Total loans	2,029,870	2,041,317	1,656,948	1,644,330	1,593,105
Allowance for loan losses	(19,725)	(17,517)	(15,803)	(14,655)	(14,809)
Net loans held-for-investment	2,010,145	2,023,800	1,641,145	1,629,675	1,578,296
Goodwill	18,724	18,724	20,142	19,925	19,925
Other intangible assets, net	5,803	6,160	6,717	7,180	7,654
Total assets	2,781,667	2,772,796	2,387,553	2,383,274	2,313,677
Total deposits	2,279,483	2,251,731	1,897,296	1,875,522	1,923,454
Borrowings	200,818	226,520	212,099	217,936	99,770
Subordinated notes	31,889	31,875	31,861	31,847	31,834
Total shareholders' equity	232,847	225,638	210,570	223,249	223,493

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	14.9%	14.5%	14.0%	14.1%	14.5%
Orrstown Bank	14.2%	13.9%	13.4%	13.4%	13.6%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	11.9%	11.7%	11.2%	11.3%	11.6%
Orrstown Bank	13.0%	12.8%	12.5%	12.5%	12.7%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	11.9%	11.7%	11.2%	11.3%	11.6%
Orrstown Bank	13.0%	12.8%	12.5%	12.5%	12.7%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	7.8%	7.6%	8.5%	8.6%	8.2%
Orrstown Bank	8.5%	8.4%	9.4%	9.4%	8.9%

Average equity to average assets	8.29%	7.94%	9.56%	9.60%	9.25%
Allowance for loan losses to total loans	0.97%	0.86%	0.95%	0.89%	0.93%
Total nonaccrual loans to total loans	0.39%	0.36%	0.47%	0.65%	0.44%
Nonperforming assets to total assets	0.28%	0.27%	0.34%	0.46%	0.33%
Allowance for loan losses to nonaccrual loans	250%	237%	202%	138%	214%

Other information:
Net (recoveries) charge-offs	$(8)	$186	$(223)	$154	$(49)
Classified loans	36,408	33,376	30,470	40,808	37,535
Nonperforming and other risk assets:
Nonaccrual loans	7,899	7,404	7,806	10,657	6,931
Other real estate owned	—	17	197	197	642
Total nonperforming assets	7,899	7,421	8,003	10,854	7,573
Restructured loans still accruing	945	960	971	979	1,042
Loans past due 90 days or more and still accruing (2)	520	909	2,115	2,232	2,982
Total nonperforming and other risk assets	$9,364	$9,290	$11,089	$14,065	$11,597
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.5 million, $0.6 million, $1.9 million, $2.0 million, and $2.4 million of purchased credit impaired loans at September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended					Year To Date
	9/30/2020	6/30/20	3/31/20	12/31/19	9/30/2019	9/30/2020	9/30/2019
(In thousands)
Pretax Items
Merger related expenses	$—	$—	$—	$—	$471	$—	$7,976
Branch consolidation expenses	1,310	—	—	988	—	1,310	—
Net securities (losses) gains	(13)	9	(40)	18	2,328	(44)	4,731
Accelerated payoff of brokered deposits and borrowings penalty	—	—	—	—	223	—	—
Life insurance proceeds	—	—	—	—	—	—	255
Restricted stock forfeiture expense benefit	—	—	—	—	—	—	350
Gain on sale of commercial loans	—	925	1,878	—	—	2,803	—
Accretion - recoveries on purchased credit impaired loans	294	1,021	211	109	21	1,526	736
Insurance claim receivable recovery (write-off)	—	—	486	—	—	486	(615)

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	—	—	—	—	—	—	334
Tax benefit from acquired life insurance assets	—	—	—	—	—	—	185

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $24.5 million and $24.9 million at September 30, 2020 and December 31, 2019, respectively. Additionally, the Company has incurred approximately $1.3 million during the three and nine months ended September 30, 2020 in charges associated with recent branch consolidation efforts.

Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions. Management also believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results of non-recurring charges associated with increasing operational efficiencies for the long-term.
Tangible book value per share, net interest margin excluding the impact of purchase accounting, adjusted diluted EPS and adjusted non-interest expenses, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:
(dollars in thousands, except per share information)

Adjusted Diluted Earnings Per Share:
Adjusted diluted earnings per share for the three months ended September 30, 2020 was calculated as follows:

September 30, 2020
Net income	$4,977
Add: Restructuring charges, net of tax	1,320
Adjusted net income	$6,297

Weighted average diluted shares	11,025

Adjusted diluted earnings per share (non-GAAP)	$0.57

Tangible Book Value per Common Share	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Shareholders' equity	$232,847	$225,638	$210,570	$223,249	$223,493
Less: Goodwill	18,724	18,724	20,142	19,925	19,925
Other intangible assets	5,803	6,160	6,717	7,180	7,654
Related tax effect	(1,219)	(1,294)	(1,411)	(1,508)	(1,607)
Tangible common equity (non-GAAP)	$209,539	$202,048	$185,122	$197,652	$197,521

Common shares outstanding	11,204	11,209	11,197	11,200	11,175

Book value per share (most directly comparable GAAP based measure)	$20.78	$20.13	$18.81	$19.93	$20.00
Intangible assets per share	2.08	2.10	2.28	2.28	2.33
Tangible book value per share (non-GAAP)	$18.70	$18.03	$16.53	$17.65	$17.67

Allowance for loan losses to unguaranteed, non-acquired loans:

	September 30, 2020	June 30, 2020
Allowance for loan losses	$19,725	$17,517
less: Reserves on acquired loans	(518)	(564)
Allowance for loan losses, adjusted	$19,207	$16,953

Gross loans	2,029,870	2,041,317
less: SBA guaranteed loans	(459,662)	(448,972)
less: Acquired loans	(298,854)	(325,072)
Unguaranteed, non-acquired loans	$1,271,354	$1,267,273

Allowance for loan losses to unguaranteed, non-acquired loans	1.5%	1.3%

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:

	September 30, 2020	June 30, 2020
Allowance for loan losses	$19,725	$17,517
Purchase accounting marks	9,607	11,025
Allowance plus purchase accounting marks	$29,332	$28,542

Gross loans	2,029,870	2,041,317
less: SBA guaranteed loans	(459,662)	(448,972)
Unguaranteed loans	$1,570,208	$1,592,345

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:	1.9%	1.8%

		Three Months Ended
(dollars in thousands)		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$21,025	3.24%	$21,028	3.37%	$18,459	3.41%	$18,138	3.37%	$18,287	3.30%
Effect of purchase accounting:
Loans	Income	(1,199)	(0.20)%	(1,603)	(0.27)%	(899)	(0.20)%	(1,241)	(0.24)%	(879)	(0.17)%
Time deposits	Expense	16	—%	24	—%	28	—%	32	(0.01)%	35	(0.01)%
Purchase accounting effect on taxable-equivalent income/margin		(1,215)	(0.20)%	(1,627)	(0.27)%	(927)	(0.20)%	(1,273)	(0.25)%	(914)	(0.18)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$19,810	3.04%	$19,401	3.10%	$17,532	3.21%	$16,865	3.12%	$17,373	3.12%

		Nine Months Ended
(dollars in thousands)		September 30, 2020		September 30, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$60,511	3.34%	$52,198	3.45%
Effect of purchase accounting:
Loans	Income	(3,701)	(0.22)%	(2,517)	(0.19)%
Time deposits	Expenses	68	(0.01)%	50	—%
Purchase accounting effect on taxable-equivalent income/ margin		(3,769)	(0.23)%	(2,567)	(0.19)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$56,742	3.11%	$49,631	3.26%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at September 30, 2020:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	2%	$8,239	$8,291	43%	5%	—%	—%	—%	95%	Unsecured Consumer Debt
Student Loan ABS	2%	11,868	11,636	26	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	38%	181,639	174,916	6	4%	73%	23%	—%	—%	Federal Family Education Loan (1)
PACE Loan ABS	1%	5,472	5,551	6	100%	—%	—%	—%	—%	PACE Loans
Non-Agency CMBS	15%	72,372	69,209	55	87%	—%	3%	10%	—%	Commercial Real Estate
Non-Agency RMBS	4%	17,071	17,162	33	100%	—%	—%	—%	—%	Reverse Mortgages (2)
Municipal - General Obligation	11%	53,886	58,640		3%	85%	12%	—%	—%
Municipal - Revenue	11%	51,014	54,067		—%	61%	19%	—%	20%
SBA ReRemic	2%	11,830	11,756		—%	100%	—%	—%	—%	SBA Guarantee (3)
Agency MBS	14%	64,743	66,717		—%	100%	—%	—%	—%	Residential Mortgages (3)
Bank CDs	—%	249	249		—%	—%	—%	—%	100	FDIC Insured CD
	100%	$478,383	$478,194		20%	60%	13%	1%	6%

(1) Minimum of 97% guaranteed by U.S. government
(2) Reverse mortgages, expected credit enhancement is provided above
(3) 100% guaranteed by U.S. government agencies
Note : Ratings in table are the lowest of the three rating agencies (Standard & Poors, Moody's & Fitch). Standard & Poors rates U.S. government obligations at AA+

About the Company

With $2.8 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through banking offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on its strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. In addition to risks and uncertainties related to the COVID-19 pandemic and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2019 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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